Exhibit 5.2

[LETTERHEAD OF THE GOODYEAR TIRE & RUBBER COMPANY]

February 25, 2013

The Goodyear Tire & Rubber Company

1144 East Market Street

Akron, Ohio 44316-0001

Ladies and Gentlemen:

I am the Senior Vice President, General Counsel and Secretary of The Goodyear Tire & Rubber Company, an Ohio corporation (the “Company”), and am rendering this opinion in connection with the prospectus, dated August 10, 2010 (the “Base Prospectus”), as supplemented by the prospectus supplement, dated February 20, 2013 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the registration statement on Form S-3 (the “Initial Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on August 10, 2010 and Post-Effective Amendment No. 1 thereto (“Amendment No. 1,” and together with the Initial Registration Statement, the “Registration Statement”) and the offer and sale of: (i) $900,000,000 in aggregate principal amount of the Company’s 6.500% Senior Notes due 2021 (the “Notes”) and (ii) guarantees of the Notes (the “Guarantees”) by certain subsidiaries of the Company listed on Schedule A hereto (collectively, the “Guarantors”), in each case to be issued pursuant to the Indenture, dated as of August 13, 2010 (the “Base Indenture”), among the Company, the Guarantors party thereto and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture, dated as of February 25, 2013 (the “Supplemental Indenture”), among the Company, the Guarantors and the Trustee (the Base Indenture, as supplemented by the Supplemental Indenture, the “Indenture”).

I, or members of my staff, have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. I have assumed that all signatures are genuine, that all documents submitted to me as originals are authentic and that all copies of documents submitted to me conform to the originals.

I have relied as to certain matters on information obtained from public officials, officers of the Company and the Guarantors, and other sources believed by me to be responsible.

Based upon the foregoing, I am of the opinion that:

(1) The Company is duly organized, validly existing and in good standing under the laws of the State of Ohio and possesses the requisite corporate power, authority and legal right to execute, deliver and perform the Notes and the Indenture.

(2) The Company has duly authorized, executed and delivered the Notes and the Indenture.

(3) Wingfoot Commercial Tire Systems, LLC is duly formed, validly existing and in full force and effect under the laws of the State of Ohio and possesses the limited liability company power, authority and legal right to execute, deliver and perform its Guarantee and the Indenture.

(4) Wingfoot Commercial Tire Systems, LLC has duly authorized, executed and delivered its Guarantee and the Indenture.

I am a member of the bar of the State of Ohio. I do not express any opinion herein on any laws other than the law of the State of Ohio.

I hereby consent to the filing of this opinion as Exhibit 5.2 to the Company’s Current Report on Form 8-K to be filed on February 25, 2013. I also hereby consent to the reference to my name under the heading “Legal Matters” in the Base Prospectus and the Prospectus Supplement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely yours,

/s/ David L. Bialosky

Schedule A

Guarantors	State of Incorporation or Formation
Celeron Corporation	Delaware

Dapper Tire Co., Inc.	California

Divested Companies Holding Company	Delaware

Divested Litchfield Park Properties, Inc.	Arizona

Goodyear Canada Inc.	Ontario, Canada

Goodyear Export Inc.	Delaware

Goodyear Farms, Inc.	Arizona

Goodyear International Corporation	Delaware

Goodyear Western Hemisphere Corporation	Delaware

Wheel Assemblies Inc.	Delaware

Wingfoot Commercial Tire Systems, LLC	Ohio

Wingfoot Mold Leasing Company	Nova Scotia, Canada